                               EXHIBIT 4.19



                         REA Project Designation:

                         SOUTH DAKOTA 515-C IRENE



                                 AMENDMENT

                        Dated as of October 9, 1958

                                    to

                          TELEPHONE LOAN CONTRACT

                Dated as of September 5, 1952, as amended,

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA












                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION



No.    2






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               AGREEMENT, made as of October 9, 1958, pursuant to the
          Rural Electrification Act of 1936, as amended (7 U.S.C. 901 ET SEQ.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration.

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952, and a certain agreement, dated as of August 11, 1955, amending said telephone loan contract (said telephone loan contract, as so amended, being hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the aggregate amount of the loans therein provided for by an amount not in excess of $116,000, and in certain other respects;

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1. AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $1,930,000, which, together with the sum of $80,465 (hereinafter called the "equity funds"), to be deposited by the Borrower in the "Special Construction Account" hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 3,553 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, McCook, Turner and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. Section 2.4 of article II of the Loan Contract is amended to read as follows:

               SEC. 2.4. SPECIAL CONSTRUCTION ACCOUNT. The Borrower shall hold all moneys advanced to it by the Government hereunder in trust for the Government and shall deposit such moneys promptly after the receipt thereof in a bank or banks which shall meet the requirements specified in section 4.4 hereof. Any account (herein called "Special Construction Account") in which any such moneys shall be deposited shall be designated by the corporate name of the Borrower followed by the words "Trustee, REA Construction Fund Account". All loan funds in any Special Construction Account shall be used solely for the


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     construction and operation of the Project.  The Borrower shall also deposit all equity funds in the Special Construction Account on the same terms and conditions and for the same purposes as funds advanced on account of the Loan. Equity funds may be withdrawn from the Special Construction Account only upon approval by the Administrator of requisitions therefor submitted by the Borrower in accordance with the requirements applicable to the requisitioning of loan funds, as set forth in section 2.2 hereof. Until the aggregate amount of withdrawals from the Special Construction Account shall equal or exceed the amount of the equity funds, they shall be deemed, for purposes of section 2.5 hereof, to have been made from the equity funds and not from funds advanced by the Government to the Borrower. Subject to the provisions of section 4.19 and section 5.2 (c) hereof, moneys in any Special Construction Account may be withdrawn only upon checks, drafts or orders signed on behalf of the Borrower and countersigned by an executive officer thereof. The Borrower shall expend each advance on account of the Loan or equity funds only for such of the purposes specified in the statement of purposes accompanying the requisition for such advance or equity funds as shall have been approved by the Administrator.

          SEC. 3. Article II of the Loan Contract is amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.9.  ADDITIONAL PREREQUISITES TO CERTAIN ADVANCES.
     The Government shall be under no obligation to advance any of the $116,000 (hereinafter called the "C loan"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of October 9, 1958, until the Borrower in addition to complying with all other prerequisites of this agreement to the advance of loan funds, shall have submitted evidence, satisfactory to the Administrator, in respect of the C loan, showing that it has:

          (1) obtained all necessary orders or approvals of appropriate regulatory bodies, including, without limitation, any certificate of convenience and necessity required by law, and approval of the acquisition of existing facilities hereinafter described in (3) of this section 2.9;

          (2) duly executed, recorded and filed a supplemental mortgage, in form and substance satisfactory to the Administrator, providing for revised financial and managerial controls; and

          (3) entered into a binding sales agreement providing for the acquisition by the Borrower of all telephone lines and facilities (excluding real estate other than easements) owned by Grant Township Telephone Company, a switcher organization, and located in the vicinity of Worthing, South Dakota.

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               Upon compliance with all of the conditions of this agreement precedent to the advance of C loan funds, the Government shall make an advance of C loan funds (1) in the approximate amount of $1,700 which shall be used by the Borrower only for the purpose of consummating the acquisition of the telephone facilities mentioned in (3) of this section 2.9, (2) in an additional amount to be approved by the Administrator, to cover the cost of preloan engineering services and
     (3) in the amount of $102,300 which shall be used by the Borrower to complete construction in respect of prior loans. The Government shall be under no obligation to make any further advances on account of the C loan until the Borrower has submitted evidence satisfactory, in form and substance to the Administrator, that it has obtained title to the acquired properties in accordance with the terms and conditions of the sales agreement previously approved by the Administrator.

          SEC. 4. Section 4.19 of article IV of the Loan Contract is amended to read as follows:

               SEC. 4.19. SUPERVISOR: APPOINTMENT AND POWERS. If the construction of the Project, or any section or sections thereof, shall not proceed in accordance with the terms hereof, or if default shall be made in the payment of any installment of or on account of interest on or principal of any Note when and as the same shall be required to be made and such default shall continue for thirty (30) days, the Administrator may appoint a supervisor (hereinafter called the "Supervisor") for the Project, or such section or sections thereof as the Administrator shall designate, as the representative of the Government and notify the Borrower of such appointment and the duration thereof. The Supervisor shall take such steps as he deems necessary to assure construction or operation of the Project in accordance with the terms hereof, or such portion or portions thereof as may be designated by the Administrator, or to assure performance of any other obligations of the Borrower pursuant to the provisions of this agreement or of the Notes, and shall have power to operate the Project and other property of the Borrower necessary to the operation of the Project, and do all things reasonably incident to the exercise of the powers herein granted, including, without limitation, directing the conservation of any funds of the Borrower, the collection of all debts due it, the payment of all expenses of the Borrower from any of its funds, the termination of the employment of such employees of the Borrower as he shall determine upon and the employment of such persons, on such terms and conditions as he may designate, as he shall deem necessary to assist him in carrying out his functions. The salaries, fees, disbursements and the expenses of the Supervisor and of any employee appointed by him shall be paid by the Borrower, provided, however, that the salaries, fees, disbursements and expenses of any Supervisor who shall be an employee of the Government and of any assistants who shall be employees of the Government, shall not be payable by the Borrower unless and to the extent that the

                                      -3-
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     Administrator, upon written notification to the Borrower, shall so require. So long as the appointment of the Supervisor shall be in effect, all checks, drafts, and orders drawn on any bank account maintained by the Borrower shall be countersigned by the Supervisor, except that, if the proper officers or employees of the Borrower shall refuse to sign any such check, draft or order, the Supervisor shall have full power and authority to sign such check, draft or order for the Borrower without the requirement of any other signature thereon, if such check, draft or order is required to carry out the obligations of the Borrower hereunder. The Borrower hereby constitutes the Administrator its agent for the purpose of notifying any bank in which any account of the Borrower shall be maintained of the appointment of a Supervisor and of the provisions hereunder with respect thereto, and agrees that such notice shall include a direction to any such bank with respect to the signing or countersigning of the checks, drafts or orders drawn on any such account as in this section provided. The Borrower shall comply with all reasonable instructions of the Supervisor incident to carrying out the obligations of the Borrower hereunder or the performance of the functions of the Supervisor.

          SEC. 5. Article IV of the Loan Contract is further amended by deleting section 4.20 thereof.

          SEC. 6. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                             President
(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary





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
                              UNITED STATES OF AMERICA

                              by  /s/ David A. Howard

                                   Administrator
                                          of
                              Rural Electrification Administration











































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